Exhibit 8.1

May 2, 2018

Enable Midstream Partners, LP
211 North Robinson Avenue, Suite 150
Oklahoma City, Oklahoma 73102

Re:  Enable Midstream Partners, LP Form 10-Q

Ladies and Gentlemen:

We have acted as counsel for Enable Midstream Partners, LP (the “Partnership”), a Delaware limited partnership, with respect to certain legal matters related to (i) the prospectus supplement dated May 12, 2017 related to the registration statement on Form S-3, No. 333-215670 (the “ATM Prospectus”), (ii) the registration statement on Form S-3, No. 333-212192, dated June 23, 2016 (the “DRIP Registration Statement”) and (iii) the Exhibit 99.1 filed as an exhibit to the 10-Q filed on or about the date hereof (the “Updated Tax Disclosure” together with the ATM Prospectus and the DRIP Registration Statement, the “Applicable Filings”). In connection with the Applicable Filings, we are issuing this opinion.
This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Applicable Filings.
In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Exhibit 8.1

We hereby confirm that all statements of legal conclusions contained in the discussion in the ATM Prospectus under the caption “Material U.S. Federal Income Tax Considerations” and the DRIP Registration Statement under the caption “Material U.S. Federal Income Tax Considerations,” both, as are replaced in their entirety by the Updated Tax Disclosure, (collectively, the “Covered Discussions”) constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set forth therein as of the date hereof, subject to the assumptions, qualifications, and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Applicable Filings and the Officer’s Certificate, may affect the conclusions stated herein.
No opinion is expressed as to any matter not discussed in the Covered Discussions. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction or other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.
This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is furnished to you and may be relied on by you in connection with the transactions set forth in the ATM Prospectus and the DRIP Registration Statement. In addition, this opinion may be relied on by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing common units pursuant to the ATM Prospectus and the DRIP Registration Statement. However, this opinion may not be relied upon for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent.
We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Form 10-Q, to the incorporation by reference of this opinion of counsel into the DRIP Registration Statement and to the reference to our firm in the Applicable Filings. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.